Exhibit 99.1

Verde Bio Holdings, Inc. (OTC: VBHI) Announces Acquisition of Overriding Royalty Interest

--Acquisition Includes Revenue Producing Royalty Interests in the DJ Basin of Colorado--

FRISCO, TEXAS, March 09, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Verde Bio Holdings, Inc. (OTC: VBHI), a growing oil and gas company, today announced that it has closed on the acquisition of revenue producing overriding royalty interests (“ORRI”) held by a private seller for a purchase price of $150,000 in cash. The interest acquired by Verde currently produces approximately $3,000 per month in revenue and Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after March 1, 2021.

The acreage position covers approximately 1,280 net surface acres across Adams County, Colorado and is operated by Providence Energy Corporation. The royalty applies to existing production from seven wells and future development across the acreage. The transaction represents Verde’s first acquisition in the DJ Basin.

Scott Cox, CEO of Verde, said, “We pride ourselves on creativity, flexibility, and reliability, and we are happy to have closed this transaction—our third mineral and royalty acquisition—on an accelerated timeline.” Mr. Cox added, “We have great confidence in Providence and these specific DJ Basin assets, and we look forward to jointly benefiting as Providence develops the resource.”

“Deals like this continue to confirm and highlight our business plan of acquiring diversified mineral and royalty portfolios in the downturn of oil and gas prices.  We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we have begun to build a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584